Exhibit 99.1

For Immediate Release:	Contact:	Adam J. Jeamel
February 20, 2014		Corporate Communications
860-291-3765 ajeamel@rockvillebank.com

Rockville Bank Makes Key Moves to Accelerate Growth

in its Commercial Line of Business

Promotes Kucia to Chief Credit Officer, Hires Paulson as Head of Wholesale Banking to Make its Commercial Line of Business “Best in Class”

GLASTONBURY, CONN., February 20, 2014 – William H. W. Crawford, IV, President and Chief Executive Officer of Rockville Bank and Rockville Financial, Inc. (NASDAQ: RCKB), today announced two strategic, forward-looking leadership moves that will bolster Rockville’s already strong commercial banking team, make this line of business best in class and continue to position the Bank as an outperformer in the industry.

First, Mark Kucia of Farmington, Conn., currently Executive Vice President and Head of Commercial Banking, is being promoted to Chief Credit Officer. Kucia has built the commercial banking line of business at Rockville Bank from approximately $350 million in commercial loans to now nearly $1.1 billion in commercial loans.

Under Kucia’s leadership, commercial loans have increased approximately 15% compounded annual growth rate for the past several years. More recently, Kucia’s recruiting efforts have more than doubled the size of Rockville Bank’s commercial banking team while raising its profile statewide.

Second, Dave Paulson of Glastonbury, Conn., will be joining Rockville Bank as Executive Vice President, Head of Wholesale Banking. Paulson is a 29-year corporate and commercial banker with an exceptional banking reputation in the eastern United States. Twenty five of his 29 years in commercial banking were dedicated to the New England region as well as New York.

Scott Bechtle will continue to serve as Chief Risk Officer for the Bank and the Holding Company, working closely with Mark and Dave.

Rockville Bank, through its proposed merger with United Bank of West Springfield, Massachusetts, is focused on becoming the best commercial bank for customers in New England. Crawford and Kucia felt strongly that commercial sales and credit should be separated so the Bank is highly-responsive to customers’ customized credit needs as well as position this line of business for future growth and meet best practice risk management standards. They also said that commercial banking is fundamental to Rockville Bank’s organic growth plans.

Paulson, who will head up the relationship management side of its business, brings to Rockville Bank a national reputation for successfully building commercial banking teams and leading commercial growth for other banks.

Most recently, he was with Santander Bank N.A., where he was Managing Director and Commercial Banking Executive Vice President. He managed 13 geographically diverse Middle Market and Business Banking teams in Connecticut, Massachusetts, New Jersey, New York and Rhode Island. He led a team of 170 full time employees that included relationship managers, portfolio managers and support staff.

Prior to Santander, Paulson served as Regional Vice President – Commercial Banking for Wells Fargo where he was hired to lead their Greater Washington, D.C. Commercial Banking region, which included the Northern Virginia, Southern Maryland and the District of Columbia markets. The Greater Washington D.C. market is one of Wells Fargo’s largest commercial markets.

Paulson also spent six years as the Commercial Banking Director, Senior Vice President for Wachovia Bank, where he led their commercial banking entry in New England and launched a new middle market commercial banking team that covered the entire region.

Paulson’s main responsibilities at Rockville will include leading the Bank’s commercial banking line of business and identifying expansion opportunities; recruiting commercial bankers specializing in middle market lending; and bolstering the Bank’s sound organic growth strategy by successfully serving the banking needs of privately owned businesses, their owners and senior managers.

“We recruited Dave to become a key part of our commercial banking team because he has the same vision, experience, dedication and strategic approach that Mark Kucia and his team have successfully demonstrated over the years. It’s the reason why commercial banking at Rockville has experienced such strong growth and why Mark and Dave will continue this success for many years to come,” said Bill Crawford. “By transforming our commercial banking line of business, building out production and recruiting another talented industry leader, I am confident commercial banking will continue to be an important differentiator when comparing us to other banks in the region and beyond.”

“Given the direction that Bill Crawford and I want to take our commercial banking line of business, I am confident Dave is the ideal candidate to partner with me to build on our successful growth in commercial banking in recent years. Dave and I have had many conversations around strategy and how to be the best in New England when it comes to scalability, recruitment of talent and best practices. Our team approach will ensure we have a commercial banking structure in place that positions us for future success,” said Mark Kucia.

“If you compare Rockville Bank with others not only in this region but across the country you will see a leadership team in every part of the Bank focused on growing their respective lines of business, this is especially true when it comes to commercial banking. The team Rockville has in place and the foresight for where we want our commercial line of business to go positions the Bank to be among the best in the banking industry,” said Dave Paulson. “I’ve had the opportunity to get to know Mark very well throughout the interview process, especially his business approach and leadership. Having the opportunity to spend time with Mark, as well as other members of the Rockville executive leadership team, along with working closely with Bill Crawford at Wachovia/Wells Fargo, were essential elements in my decision making process. They are the key reasons why I decided to join the Rockville Bank Team.”

Paulson officially starts at Rockville Bank on March 3 and will be based at the Company’s Executive Offices in Glastonbury.

About Rockville Bank:

Rockville Bank is a 22-branch community bank serving Tolland, Hartford, New Haven and New London counties in Connecticut. Rockville Financial, Inc. (Parent Company of Rockville Bank) and United Financial Bancorp, Inc. (Parent Company of United Bank) of West Springfield, Massachusetts announced a strategic merger of equals on November 15, 2013, still pending regulatory and shareholder approval. Rockville Bank recently opened a full-service banking branch in Hamden, Conn., and announced plans to open a retail banking branch in North Haven, Conn., later this year. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com.

To download Rockville Financial, Inc.’s Investor Relations App on your iPhone, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit:

https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or

https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 for your iPad or https://play.google.com/store/apps/details?id=com.theirapp.rockville for your Android mobile device.

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